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                            [PVF CAPITAL CORP. LOGO]
                             ----------------------




PRESS ANNOUNCEMENT

Date:           October 29, 2009
Contact:        Edward B. Debevec (440) 248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced net income of $4,200,000, or $0.54 basic and diluted earnings per share for the quarter ended September 30, 2009 as compared to a net loss of $901,300, or $0.12 basic and diluted earnings per share for the prior year comparable period.

Net income for the current period resulted primarily from PVF Capital Corp. entering into an exchange agreement whereby the Company paid $500,000 in cash, and issued $500,000 in common stock and warrants valued at $800,000 in exchange for the cancellation of $10.0 million of Trust Preferred Securities Obligations. This transaction resulted in a pre-tax gain of $8.6 million, which included the elimination of $400,000 in accrued interest due on this debt.

The Company has also entered into an agreement to redeem its remaining $10.0 million of Trust Preferred Securities Obligations. The transaction, pending shareholder approval, is expected to be completed in December 2009 and to result in a pre-tax gain of approximately $8.7 million.

President and Chief Executive Officer Robert J. King, Jr. commented, "These are certainly positive steps for the Company that will result in a stronger balance sheet and a substantial decrease in leverage. We continue to remain very focused on improving our asset quality. We have undergone extensive outside loan review and have assembled an experienced group of special assets workout executives. Our board and management team are focused on strengthening the Company's capital base and reducing the level of nonperforming assets."

NET INTEREST MARGIN

Net interest income was $4.5 million and $5.3 million for the quarters ended September 30, 2009 and 2008, respectively. A reduction in interest income from the prior year period was primarily caused by increases in nonperforming loans and lower market rates on earning assets. The reduction in interest income was partially offset by a decrease in interest expense due to the re-pricing of certificates of deposit into lower cost funding. The Company also continued to maintain higher levels of low-yielding, short-term liquid assets due to uncertainties in the economy and financial markets.

Net interest margin for the current quarter was 2.16% compared to 2.60% at September 30, 2008, and 2.46% for the quarter ended June 30, 2009.


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ASSET QUALITY

The provision for loan losses of $1.8 million reflects an increase of $1.1 million from the prior year comparable period and was driven largely by economic conditions primarily impacting the Company's non-residential real estate and construction loan portfolios. The Company continues to aggressively review and monitor its loan portfolio. We believe the increase in the allowance for loan losses to an overall total of $31.8 million is appropriate based on our analysis and the direction of the economy of the market in which the Company conducts business.

Non-performing loans totaled $74.9 million at September 30, 2009, compared with $69.7 million at June 30, 2009.

NON-INTEREST INCOME

Non-interest income increased by $10.9 million for the quarter ended September 30, 2009 as compared to the prior year comparable period. In addition to the previously mentioned gain of $8.6 million recorded on the exchange agreement, non-interest income in the current period was impacted positively by increases in mortgage banking activity resulting from high refinance activity and gains posted on the sale of loans. The increase of $600,000 in mortgage banking activities during the current period resulted from increased lending activity attributable to historically low interest rates. In the three-month period ended September 30, 2008, the Company recorded an impairment loss on FHLMC and FNMA preferred stock totaling $1.7 million.

NON-INTEREST EXPENSE

The increase of $1.3 million in non-interest expense in the current three-month period was primarily the result of increases in real estate owned expense, fees for outside services, and the increase in FDIC premium rates. These increased expenses were partially offset by a decline in compensation and benefits of $300,000, or 12%.

BALANCE SHEET

As of September 30, 2009, PVF Capital Corp. reported assets of $887.1 million, a decrease of $25.1 million, or 2.8%, from the prior fiscal year ended June 30, 2009. Total stockholders' equity of PVF Capital Corp. was $54.9 million, or 6.2% of total assets at September 30, 2009. Tangible common equity was also 6.2% of total assets at that date.

Park View Federal is a wholly-owned subsidiary of PVF Capital Corp. and operates 17 full-service offices located throughout the Greater Cleveland area. For additional information, visit our web site at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.

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PVF CAPITAL CORP.

                                                               30000 Aurora Road
                                                                 Solon, OH 44139
                                                                    440-248-7171
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                         SUMMARY OF FINANCIAL HIGHLIGHTS

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                 (UNAUDITED)

    (Dollars in thousands)                                     SEPTEMBER 30,                JUNE 30,
                                                                  2009                        2009
                                                              ---------------------------------------
   ASSETS
      Cash and cash equivalents                                 $ 29,004                    $ 21,213
      Securities                                                  57,137                      50,102
      Loans receivable                                           653,224                     668,460
      Loans receivable held for sale                               6,428                      27,078
      Mortgage-backed securities                                  60,630                      64,178
      Other assets                                                80,658                      81,178
                                                                --------                    --------

         Total Assets                                           $887,081                    $912,209
                                                                ========                    ========

   LIABILITIES
      Deposits                                                  $696,931                    $724,932
      Borrowed money                                             106,339                     106,366
      Other liabilities                                           28,916                      31,406
                                                                --------                    --------
         Total Liabilities                                       832,186                     862,704
                                                                --------                    --------

         Total Stockholders' Equity                               54,895                      49,505
                                                                --------                    --------

         Total Liabilities and Stockholders' Equity             $887,081                    $912,209
                                                                ========                    ========

   Book Value and Tangible Book Value Per Share                 $   6.88                    $   6.37
                                                                ========                    ========


                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                                                                         THREE MONTHS ENDED
    (Dollars in thousands except per share data)                            SEPTEMBER 30,
                                                                  ----------------------------------
                                                                   2009                       2008

   Loans                                                        $  9,157                    $ 11,412
   Mortgage-backed securities                                        663                         700
   Investments                                                       177                         379
                                                                --------                    --------
          Interest income                                          9,997                      12,491

   Deposits                                                        4,358                       5,943
   Borrowings                                                      1,162                       1,245
                                                                --------                    --------
          Interest expense                                         5,520                       7,188

   Net interest income                                             4,477                       5,303

          Provision for loan losses                                1,760                         691
                                                                --------                    --------

   Net interest income after provision for loan losses             2,717                       4,612

   Mortgage banking activities                                     1,055                         458
   Impairment of securities                                            0                      (1,739)
   Gain on liquidation of debt                                     8,561                           0
   Gain (loss) on real estate owned                                  (90)                        (13)
   Increase in cash surrender value of bank owned life insurance      20                          53
   Other, net                                                        318                         200
                                                                --------                    --------
          Total noninterest income                                 9,864                      (1,041)

   Compensation and benefits                                       2,242                       2,558
   Office occupancy and equipment                                    678                         707
   Federal deposit insurance premium                                 566                         141
   Outside services                                                  852                         387
   Real estate owned expense                                         782                         189
   Other                                                           1,116                         954
                                                                --------                    --------
          Total noninterest expense                                6,236                       4,936
                                                                --------                    --------

   Income (loss) before federal income tax provision               6,345                      (1,365)

           Federal income tax provision                            2,145                        (464)
                                                                --------                    --------

   Net income (loss)                                            $  4,200                       ($901)
                                                                ========                    ========

   BASIC EARNINGS (LOSS) PER SHARE                              $   0.54                      ($0.12)
                                                                ========                    ========

   DILUTED EARNINGS (LOSS) PER SHARE                            $   0.54                      ($0.12)
                                                                ========                    ========
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